Exhibit (l)(2)
Simpson Thacher & Bartlett LLP
855 Boylston Street, 9th Floor
Boston, MA 02116

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February 10, 2026

Prospect Capital Corporation 10 East 40th Street New York, NY 10016
Ladies and Gentlemen:

We have acted as counsel to Prospect Capital Corporation, a Maryland corporation (the “Company”), in connection with the Registration Statement on Form N-2 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company from time to time of an unspecified amount of securities of the Company, consisting of, among other things, (i) debt securities of the Company (the “Debt Securities”), which may be issued in one or more series under an indenture, dated as of February 16, 2012 (the “Indenture”), between the Company and American Stock Transfer & Trust Company, LLC, as trustee (the “Original Trustee”), as amended by the Agreement of Resignation, Appointment and Acceptance, dated as of March 12, 2012, by and among the Company, the Original Trustee and U.S. Bank National Association, as trustee (the “Agreement of Resignation, Appointment and Acceptance”), each as incorporated by reference as an exhibit to the Registration Statement, and (ii) such indeterminate amount of Debt Securities as may be issued upon conversion, exchange or exercise, as applicable, of any Debt Securities or other securities of the Company.
We have examined the Registration Statement and the Indenture, which is an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon,

originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.
In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.
In rendering the opinion set forth below, we have assumed further that (1) the Company is validly existing and in good standing under the law of the jurisdiction in which it is organized and has duly authorized, executed and delivered the Indenture in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, delivery and performance by the Company of the Indenture do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York) and (3) the execution, delivery and performance by the Company of the Indenture (a) do not constitute a breach or default under any agreement or instrument which is binding upon the Company and (b) comply with all applicable regulatory requirements.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that assuming (a) the taking of all necessary corporate action by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being hereinafter referred to as the “Company Authorizing Party”) to approve the issuance and terms of the Debt Securities and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company and (b) the due execution, authentication, issuance and delivery of the Debt

Securities, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Company Authorizing Party and otherwise in accordance with the provisions of such agreement and the Indenture, the Debt Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.
Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (A) the waiver of rights and defenses contained in Section 5.14 of the Indenture or (B) Section 1.09 of the Indenture relating to the separability of provisions of the Indenture.
In connection with Section 1.13 of the Indenture whereby the parties submit to the jurisdiction of the courts of any New York state or federal court sitting in The City of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provisions of Section 1.13 of the Indenture which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.
We do not express any opinion herein concerning any law other than the law of the State of New York.
We hereby consent to the filing of this opinion letter as Exhibit (l)(2) to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,
SIMPSON THACHER & BARTLETT LLP